Exhibit 99.1

Compliance Committee Charter

I. Purpose. The purpose of the Compliance Committee (“Committee”) of the Board of Directors of Nature’s Sunshine Products, Inc. (the “Company”) shall be to oversee the Company’s efforts with respect to operational compliance.  “Operational Compliance” shall be defined to include: distributor compliance and direct selling best practices; employee compliance, including code of conduct and other mandated trainings; product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; and non-financial, whistleblower reports.  For avoidance of doubt, it shall not include FCPA.

II. Committee Structure

The Committee shall consist of at least three directors, one of whom shall be the Chair of the Company’s Audit Committee. A majority of the members of the Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), as affirmatively determined by the Company’s Board of Directors (“Board”). The Board may, at any time and in its complete discretion, replace a Committee member.

III. Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall maintain minutes and other relevant documentation of all its meetings.

IV. Committee Authority and Responsibilities

A. The Committee shall oversee the Company’s efforts with respect to Operational Compliance, including relevant Company policies and procedures. In this regard, the Committee may, without limitation:

i. Review periodically and make recommendations to the Board on the adequacy and effectiveness of the Company’s Operational Compliance practices generally and the Company’s policies and procedures for ensuring Operational Compliance as established by management and the Board, including without limitation the Company’s Code of Business Conduct and Ethics and Corporate Compliance Program;

ii. Oversee implementation by management of the Company’s policies and procedures for ensuring Operational Compliance as established by management and the
Board, including without limitation the Company’s Code of Business Conduct and Ethics and Corporate Compliance Program;

iii. Meet with and receive and review reports from the Company’s Chief Compliance Officer concerning Operational Compliance matters (other than those relating to FCPA, the Company’s financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the Audit Committee), including without limitation complaints received from internal and external sources;

iv. Promptly refer all compliance matters regarding matters relating to FCPA, accounting, internal accounting controls or auditing matters to the Audit Committee and otherwise with respect to all other compliance matters, promptly notify the Chair of the Audit Committee of the initiation of any such significant compliance matters and keep the Chair of the Audit Committee reasonably apprised of the status of any such significant compliance matters;

v. Authorize or oversee investigations into any matters within the Committee’s scope of responsibility as described in this charter or as otherwise may be subsequently delegated to the Committee by the Board, with the power to retain independent counsel and other advisors and experts to assist the Committee if deemed appropriate;

vi. Review and monitor evolving industry practices and trends in order to recommend enhancements to the Company’s Operational Compliance practices generally and the Company’s Code of Business Conduct and Ethics and Corporate Compliance Program specifically; and

vii. Perform any other activities consistent with this Charter, the Company’s certificate of incorporation, the Company’s Bylaws and governing law, as the Committee of the Board deems necessary or appropriate.

B. The Committee shall have the authority to conduct or authorize investigations into any matter within the Committee’s scope of responsibilities. The Committee shall be empowered to retain, without Board approval, independent legal, accounting, and other advisors as it deems necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, to compensate outside legal counsel or any other advisors employed by the Committee, and to pay ordinary Committee administrative expenses that are necessary and appropriate in carrying out its duties.

C. The Committee shall have the authority to institute special investigations with full access to all books, records, facilities and personnel of the Company as and when the Committee determines appropriate and necessary for the conduct of its duties.
D. The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit proposed changes to the Board for approval. The Committee has the powers and responsibilities delineated in this Charter.

E. Although the Committee may initiate compliance audits or investigations, it is not the duty of the Committee to plan or conduct compliance audits in the ordinary course of the Company’s business, to conduct investigations, or to assure compliance with legal and regulatory requirements, and ethical programs and policies as established by management and the Board, including without limitation the Company’s Code of Business Conduct and Ethics and Corporate Compliance Program. Rather, the Committee will oversee the relevant work of the Company’s Chief Compliance Officer and will receive reports from the Chief Compliance Officer, the General Counsel and other members of management about issues that may arise concerning the Company’s Operational Compliance as established by management and the Board. Any communication between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.